Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High
Vice President of Investor Relations
303-604-3924

DMC GLOBAL COMPLETES ACQUISITION OF 60% CONTROLLING INTEREST IN ARCADIA INC.

BROOMFIELD, Colo. – December 23, 2021 – DMC Global Inc. (Nasdaq: BOOM), a diversified holding company, today announced it has completed its acquisition of a 60% controlling interest in Arcadia Inc., a leading U.S. supplier of architectural building products. DMC announced last Friday it had entered into a definitive agreement to acquire the 60% interest for $282.5 million in cash and DMC stock, and expects to acquire the remaining 40% interest through a three year put and call option. The total implied transaction value is $469.6 million.

Details of the acquisition are available in the Transaction Announcement press release, Investor Presentation and Investor Conference Call, all of which are available on Investor page of DMC’s website: www.dmcglobal.com/.

In addition, a Form 8-K regarding the transaction has been filed with the Securities and Exchange Commission and is located here.

The acquisition of Arcadia aligns with DMC’s strategy of building a diversified portfolio of industry-leading businesses that provide differentiated products and services to their markets.

About DMC Global

DMC Global operates a portfolio of innovative, asset-light businesses that provide differentiated products and services to their respective industries. The Company’s strategy is to identify well-run businesses with strong management teams, and support them with long-term capital and strategic, financial, legal, technology and operating resources. DMC helps portfolio companies grow their core businesses, launch new initiatives, upgrade technologies and systems to support their long-term growth strategies, and make acquisitions that improve their competitive positions and expand their markets. The Company’s current portfolio consists of Arcadia Inc., a leading supplier of architectural building products, DynaEnergetics, which serves the global energy industry, and NobelClad, which addresses the global industrial process and transportation sector. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.”

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future, including the acquisition of the remaining 40% of Arcadia. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, the risk that the acquisition of the remaining 40% of Arcadia will not be completed as planned and the risk that the acquisition will not have the expected benefits, including as a result of unanticipated liabilities, integration or performance issues and/or general economic conditions, and other factors described in the public filings made by DMC Global at www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and DMC Global disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.